Exhibit 16.1

Sinister Labs LLC

Balance Sheets

(Unaudited)

			For the six
			Months Ended
	December 31, 2019	December 31, 2018	June 30, 2020
Assets
Current Assets
Cash	$28,899	$-	$72,944
Accounts receivable	527,669	654,671	295,744
Other current assets	856,253	1,592,356	332,791
Total current assets	1,412,821	2,247,027	701,479

Fixed Assets
Machinery, net	1,949	1,949	1,949
Funiture & fixtures, net	-	-	1,028
Total fixed assets	1,949	1,949	2,977

Total Assets	$1,414,770	2,248,976	704,456

Liabilities and Members Equity
Current liabilites
Accounts payable	$403,491	$628,997	64,405
Bank overdraft	-	7,761	-
Credit cards	31,379	18,377	2,200
Payroll liabilities	332	11,481	-
Sales tax payable	159	48	-
Other current liabilites	-	304	-
Notes payable	3,910,037	3,605,606	3,987,106
Total current liabilities	4,345,398	4,272,574	4,053,711

Members Equity
Accumulated Deficit	(2,930,628)	(2,023,598)	(3,349,255)
Total equity	(2,930,628)	(2,023,598)	(3,349,255)

Total liabilites and Members Equity	$1,414,770	$2,248,976	$704,456

Sinister Labs LLC

Statements of Operations

(Unaudited)

			For the six months
	For the years ended		ended
	December 31, 2019	December 31, 2018	June 30, 2020

Revenue	$2,239,266	$3,327,078	$271,394

Cost of goods sold	1,607,941	2,289,304	420,663

Gross profit	631,325	1,037,774	(149,269)

Operating expenses			-
Amazon Advertising Fees	787	-	1,072
Bad Debt	171,931	-	-
Charitable Contributions	-	50	-
E-commerce Expenses	-	-	-
CS Product Replacement	1,463	626	393
D2C Shipping	114,418	179,061	19,895
Digital Strategy	65,000	132,000	-
Ecommerce Software	12,712	3,253	7,901
Gateway Fees	120	120	60
Merchant Fees	16,184	16,977	4,574
Paid Advertising	114,477	201,206	15,713
Website Expenses	330	-	-
Domain Registration	77	51	260
Shopify Application Fee	(3,330)	3,482	2,149
Shopify Shipping Fee	-	5,097	-
Shopify Subscription Fees	2,664	1,034	132
Shopify Transaction Fees	2,279	4,421	-
Website Expenses - UK	187	(79)	-
Total Website Expenses	2,207	14,008	2,540
Total E-commerce Expenses	326,582	547,250	51,077
Employee Benefits & Labor
Dental Insurance	1,210	788	201
Health Insurance	13,796	11,746	1,610
Vision Insurance	165	31	7
Total Employee Benefits	15,171	12,565	1,818
Reimbursement			5
Taxes	26,044	37,011	9,237
Wages			-
Bonus	13,862	12,034	-
Commission	39,340	68,787	8,974
Holiday Pay	288	-	-
Other Earnings	15,356	-	9
Overtime		191	157
Paid time off	672		-
Regular Pay	22,970	53,254	32,968
Salary	244,487	302,426	83,219
Vacation Pay		1,318	-
Total Wages	336,976	438,010	125,327
Total Employee Benefits & Labor	378,191	487,586	136,387
Facility Expenses
Janitorial	1,214	848	-
Pest Control	80	90	-
Rent Expense	17,178	26,398	-
Repair & Maintenance	716	206	-
TX Internet Expenses	508	743	-
Utilities	1,877	3,306	-
Total Facility Expenses	21,573	31,590	-
General/Administrative Expenses
Bank Fees	1,021	1,877	384
Computer Maintenance	820		229
G&A Software Expense	4,148	4,512	1,066
Gifts	656	1,940	773
Insurance Expense	11,064	25,615	5,460
Interest Expense	64,430	146,684	1,836
Inventory XFer Account	-	(18)	-
Licenses, Registrations, & Permits	649	1,010	159
Management Services	-	90,000	-
Meals & Entertainment	1,345	3,508	491
Office Supplies	3,262	4,686	2,134
Payroll Processing Fees	650	760	-
Postage	532	106	127
Professional Fees	-	-	-
Contract Consultant	6,376	2,582	2,983
Legal & Professional Fees	38,369	13,504	2,865
Total Professional Fees	44,745	16,086	5,848
Recruiting Expenses		180
Taxes Paid	14	-	76
Franchise Taxes	963	800	611
Property Taxes	25,657	4,955	-
Total Taxes Paid	26,634	5,755	687
Total General/Administrative Expenses	159,956	302,702	19,192
Marketing & Advertising
Athlete Sponsorship	4,800	113,174	3,000
Clothing	176	476	-
Demo Expense	3,250	10,894	120
Event Sponsorships	-	575	-
Influencer Commission	-		468
Influencer Product	3,121	2,572	301
Marketing Materials	47,275	7,704	489
Marketing Other	2,799	352	-
Print Advertising	562	22,252	-
Promotional Product	33,856	73,643	1,782
Sampling Expense	182	791	46
Social Media Consulting	20,000	24,000	2,000
Tradeshow Expenses	-	-	-
Tradeshow Booth Fees/Materials	20,776	38,216	-
Tradeshow Booth Workers	3,015	4,154	-
Tradeshow Discounts & Giveaways		5,194	-
Tradeshow Internet	2,664	2,177	-
Tradeshow M&E	4,467	8,838	-
Tradeshow Shipping	4,718	7,051	-
Tradeshow Travel	11,253	18,212	-
Total Tradeshow Expenses	46,894	83,842	-
Total Marketing & Advertising	162,914	340,275	8,206
Payroll Expenses
Wages
Paid time off	-	-	230
Total Wages	-	-	230
Total Payroll Expenses	-	-	230
Product Development	1,760	-	-
Miscellaneous Development	12,163	6,438	-
Packaging Design	18,359	27,599	-
Product Registrations	315	450	-
Research & Development	6,484	1,132	28
Total Product Development	39,081	35,619	28
Selling Expenses
Advertising/Promotional	8,004	-	-
Amazon Fees	14,853	21,849	203
Car Stock	6,821	6,547	-
Distributor/Wholesale Freight	102,368	159,621	15,847
EDI Expense	3,149	2,292	614
Freight Damages	3,440	-	657
Outside Sales Commission	585	1,371	-
QuickBooks Payments Fees	1,088	2,086	-
Registration Fees	51	499	-
Store/Retail Product Promo	5,120	14,947	-
Travel Expenses
Airfare	4,336	21,934	604
Gas	5,663	7,992	1,324
Hotel	2,419	13,297	65
Taxi/Train/Bus/Shuttle	4,259	8,739	380
Travel Internet	46	109	6
Travel Meals	5,645	8,279	617
Total Travel Expenses	22,367	60,350	2,996
UPS Shipping	5,063
Vendor Slotting, Compliance & Other Fees	18,986	10,613	8,184
Wholesale Software	750	750
Total Selling Expenses	192,644	280,925	28,500
Technology Expenses			293
Minor Hardware		213	462
Total Technology Expenses	-	213	755
Warehouse & Logistics	-	-	170
Inner Warehouse Shipping	4,797	7,505	1,082
Logistics Consulting	4,100	10,410	600
Warehouse Labor	5,730	21,328	4,385
Warehouse Repairs	-	128	-
Warehouse Storage - External	55,166	58,863	11,507
Warehouse Supplies	14,903	25,993	6,167
Total Warehouse & Logistics	84,696	124,227	23,911
Total Expenses	1,538,354	2,150,438	269,359
Net Operating Income	(907,029)	(2,150,438)	(269,359)

Other Expenses
Depreciation	-	550	-
Other Miscellaneous Expense	-	30	-
Total Other Expenses	-	580	-
Net Other Income	-	(580)	-

Net loss	$(907,029)	$(1,113,245)	$(418,628)

Sinister Labs LLC

Statement of Members’ Equity

(Unaudited)

			For the six months
	For the years ended Decemeber 31,		ended June 30,
	2019	2018	2020
Members’ equity, beginning of year	$(2,023,598)	$(910,353)	$(2,930,627)
Net loss	(907,029)	(1,113,245)	(418,628)
Members’ equity, end of year	$(2,930,627)	$(2,023,598)	$(3,349,255)

Sinister Labs LLC

Statements of Cash Flows

(Unaudited)

			For the six
	For the years ended		Months Ended
	December 31, 2019	December 31, 2018	June 30, 2020
OPERATING ACTIVITIES
Net Income	$(907,029)	$(1,113,245)	$(418,628)
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable (A/R)	127,002	(508,985)	217,943
Amazon Holding	(46)
Due from (to) Employees	10,163	(4,561)	61
Due from Others	(372)	-	213,245
Intercompany Allocations	(98,218)	(49,465)	(49,539)
Inventory Asset	812,104	(499,059)	370,729
Prepaid Expenses	12,428	8,651	3,523
Accumulated Depreciation	-	550
Accounts Payable	(225,476)	(22,752)	(340,302)
Accrued expenses	13,679	(17,793)	(29,198)
Taxes Payable	(281)	145	73,386
Payroll Liabilities	(11,725)	2,592	(72)
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	639,258	(1,090,677)	459,776
Net cash provided by operating activities	(267,771)	(2,203,922)	41,148

INVESTING ACTIVITIES
Fixed Assets:Furnitures & Fixtures	-	-	(1,028)
Net cash used in investing activities	-	-	(1,028)

FINANCING ACTIVITIES
Notes payable	304,431	2,116,482	3,432
Net cash provided by financing activities	304,431	2,116,482	3,432

Net cash increase for the period	36,660	(87,439)	43,552
Cash balance at beginning of period	(7,761)	87,439	29,392
cash balance at December 31, 2019	$28,899	$-	$72,944

Sinister Labs, LLC

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2020

Note 1 – Organization and Description of Business

Sinister Labs, LLC. (the Company), was incorporated under the laws of the State of Florida on October 21, 2016. The Company sells health and nutrition products.

The Company has elected December 31 as its year end.

Note 2 – Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. These conditions raise substantial doubt about the company’s ability to continue as a going concern Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that the Company is a “going concern”.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Consolidated cash and cash equivalents for the six months ended June 30, 2020 was $72,944 and at December 31, 2019 was $28,899. Sinister Labs, Inc. considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

☐☐	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

☐☐	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

☐☐	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of February 28, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.